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Exhibit 11.1


                      Computation of Per Share Earnings(1)

                                                                                         Years Ended December 31,
                                                                                ------------------------------------------------
                                                                                   1994                1995               1996
                                                                                ----------           --------         ---------
                                                                                   (In thousands, except per share amounts)
                 Weighted Average Shares
                     Common stock outstanding                                       96,962            101,943           105,301
                     Common stock equivalents, treasury
                         stock method                                                9,480             12,119            14,731
                                                                                   -------            -------           -------
                                                                                   106,442            114,062           120,032
                                                                                   =======            =======           =======
                 Net Income Per Common Share

                     Net income applicable to common stockholders                 $ 13,081           $ 27,338          $ 35,861

                     Shares used in per common share computation                   106,442            114,062           120,032

                     Net income per common share                                 $    0.12           $   0.24          $   0.30

(1) In November 1996, the Company effected a two-for-one split of its Common Stock. All shares, Common Stock equivalents and per share data applicable to prior periods have been restated to reflect the split. On October 16, 1996 PeopleSoft merged with Red Pepper Software Company. This merger was accounted for as a pooling-of-interests and the historical consolidated financial statements including share and per share information of PeopleSoft for prior periods have been restated to include Red Pepper.